Exhibit 4.50

EXECUTION COPY

AMENDMENT TO FLOATING RATE MANAGEMENT AGREEMENT

AMENDMENT NO. 20 made effective the 1st day of October 2015, to the Floating Rate Management Agreement dated the 9th of June 2011 (the “Floating Rate Management Agreement”), as amended; by and between CAPITAL PRODUCT PARTNERS L.P., a limited partnership duly organized and existing under the laws of the Marshall Islands (“CLP”), and CAPITAL SHIP MANAGEMENT CORP., a company duly organized and existing under the laws of Panama with its registered office at Hong Kong Bank building, 6th floor, Samuel Lewis Avenue, Panama, and a representative office established in Greece at 3, Iassonos Street, Piraeus Greece (“CSM”).

WHEREAS:

A.	CLP owns vessels and requires certain commercial and technical management services for the operation of its fleet;

B.	Pursuant to the Floating Rate Management Agreement, CLP engaged CSM to provide such commercial and technical management services to CLP on the terms set out therein;

C.	CLP and CSM agree to make a correction as required and amend and restate this agreement.

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree, on the terms and subject to the conditions set forth herein, as follows:

Section 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Floating Rate Management Agreement.

Amendments.

(a) Schedule “B” of the Floating Rate Management Agreement is hereby amended to read in its entirety as follows:

SCHEDULE B

VESSELS AND DATE OF TERMINATION

Vessel Name	Expected Termination Date

Cape Agamemnon	June 2021

Arionas	August 2016

Agisilaos	December 2016

Avax	April 2017

Axios	June 2017

Akeraios	August 2017

Apostolos	September 2017

Aristotelis	November 2018

Agamemnon	December 2017

Archimidis	December 2017

Anemos I	December 2017

Hyundai Premium	Mar-April 2018

Hyundai Paramount	Mar-April 2018

Hyundai Platinum	August-September 2018

Hyundai Privilege	August-September 2018

Huyndai Prestige	August-September 2018

Assos	April 2019

Atrotos	April 2019

Ayrton II	April 2019

Amore Mio II	May 2019

Active	March 2020

CMA CGM Amazon	June 2020

Amadeus	June 2020

CMA CGM Uruguay	September 2020

Alkiviadis	October 2020

Section 2. Effectiveness of Amendment. This Amendment shall become effective for each vessel as of 1st October 2015 (the “Amendment Effective Date”).

Section 3. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, amend, or otherwise affect the rights and remedies of CLP or CSM under the Floating Rate Management Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Floating Rate Management Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle CLP or CSM to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Floating Rate Management Agreement in similar or different circumstances. This Amendment shall apply and be effective with respect to the matters expressly referred to herein. After the Amendment Effective Date, any reference to the Floating Rate Management Agreement shall mean the Floating Rate Management Agreement with such amendments effected hereby.

Section 4. Counterparts. This Amendment may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.

IN WITNESS WHEREOF the Parties have executed this Amendment this 18th day of September 2015 by their duly authorized signatories with effect on the date first above written.

CAPITAL PRODUCT PARTNERS L.P. BY ITS GENERAL PARTNER, CAPITAL GP L.L.C.,

By:	/s/ Gerasimos Kalogiratos
	Name:	Gerasimos Kalogiratos
	Title:	Chief Executive Officer and Chief Financial Officer of Capital GP L.L.C.

CAPITAL SHIP MANAGEMENT CORP.,

By:	/s/ Nikolaos Syntichakis
	Name:	Nikolaos Syntichakis
	Title:	Attorney-in-Fact & Legal Representative